UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2012

FRANKLIN FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Virginia	1-35085	27-4132729
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

4501 Cox Road, Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

(804) 967-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Warren A. Mackey was elected a director of Franklin Financial Corporation (the “Company”) at a meeting of the Board of Directors on March 29, 2012. Mr. Mackey was appointed to the Nominating and Corporate Governance and Audit Committees.

Mr. Mackey is founder and sole shareholder of Arles Advisors Inc, which is the managing general partner of Arles Partners LP, Homestead Partners LP and Homestead Odyssey Partners LP, three private investment partnerships specializing in the financial services industry. Mr. Mackey is a former director of Center Financial Corporation, one of the largest Korean-American banks in the United States, and is a current director of BankAsiana.

The Company issued a news release announcing the appointment of Mr. Mackey on March 29, 2012. A copy of the news release is included as Exhibit 99.1 to this report and is furnished herewith.

Item 8.01	Other Events.

On March 29, 2012, the Company announced that it has authorized the funding of a trust that will purchase up to 572,114 shares of the Company’s outstanding common stock. The shares acquired by the trust will be used to fund restricted stock awards under the Company’s 2012 Equity Incentive Plan, which was approved by shareholders at the Company’s annual meeting held on February 21, 2012. For more information, reference is made to the Company’s press release dated March 29, 2012, a copy of which is attached to this Report as Exhibit 99.1 and is furnished herewith.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Number Description

99.1	Press Release dated March 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRANKLIN FINANCIAL CORPORATION

Date: March 29, 2012	By:	/s/ Richard T. Wheeler, Jr.
Richard T. Wheeler, Jr.
Chairman, President and Chief Executive Officer